Exhibit 99.1

newsrelease

Headquarters Office

13737 Noel Road, Ste. 100

Dallas, TX 75240

tel: 469.893.2000

fax: 469.893.8600

www.tenethealth.com

Contacts:
Media: Steven Campanini (469) 893-6321
Investors: Thomas Rice (469) 893-2522

Tenet Reaches Agreement to Settle

Securities Class-Action Lawsuits and Derivative Litigation

DALLAS – Jan. 12, 2006 – Tenet Healthcare Corporation (NYSE: THC) announced today that it has reached agreements in principle to settle federal securities class-action lawsuits brought against the company on behalf of certain purchasers of Tenet securities as well as shareholder derivative litigation brought by certain stockholders of Tenet for the benefit of the company.  If approved by the courts, the agreements would settle the litigation entitled In Re Tenet Healthcare Corporation Securities Litigation and In Re Tenet Healthcare Corporation Derivative Litigation, pending in the U.S. District Court in Los Angeles and California Superior Court in Santa Barbara, respectively.

As part of the agreements, Tenet will pay $215 million in cash to settle the securities class-action litigation, to be paid into an escrow account within 10 days after the federal and state courts grant preliminary approval.  The funds will be disbursed to certain purchasers of Tenet securities according to a distribution plan to be devised and approved by the federal court.

The company said it expects that its insurance for directors and officers will contribute approximately $75 million toward the total cost of the settlements.  Taking into account the insurance

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contribution, the net cost of the settlement to the company should be approximately $140 million, which the company will record as a charge in its fourth quarter ended Dec. 31, 2005.

The company said the parties anticipate that federal derivative litigation now pending in U.S. District Court in Los Angeles will be dismissed if the state court in Santa Barbara approves the settlement of the state derivative litigation.

Tenet also said that under the agreements two former senior executives of the company agreed to contribute an additional $1.5 million of their personal funds to the settlement.  Jeffrey C. Barbakow, former chairman and chief executive officer, will contribute $1 million of his own funds and Thomas B. Mackey, former chief operating officer, will contribute $500,000 of his own funds.  Tenet said the settlement agreements cover all the former directors and officers named in the litigation, but not its outside auditors, who are also defendants in the securities litigation.

“These settlement agreements represent an equitable conclusion to one of the significant private civil litigation issues arising from actions and events that took place at the company prior to 2003,” said Peter Urbanowicz, Tenet’s general counsel.

“Over the past three years, Tenet’s board of directors and management team have dramatically enhanced the company’s governance and compliance programs.  In 2004, we resolved the major patient litigation that faced the company.  We have now resolved this major securities and derivative litigation.  This settlement is another significant step forward in our turnaround.”

Beginning in mid-2003, Tenet made broad changes to its corporate governance and currently ranks highest among all hospital companies and second among all U.S. companies in the Standard & Poor’s 500 for governance, according to Institutional Shareholder Services.  Tenet, as part of a major effort to improve transparency, has also substantially expanded its disclosure of financial and operating information, including data on clinical quality within its hospitals.

The settlement covers a series of securities class-action lawsuits that were filed against the company beginning in late 2002 on behalf of persons who purchased Tenet securities between Jan. 11, 2000 and Nov. 7, 2002.  These actions were consolidated in January 2003 in the U.S. District Court in Los Angeles.  The cases alleged that Tenet and a number of its former officers and directors made or were responsible for false and misleading statements concerning the company’s receipt of Medicare outlier payments and other issues.

Beginning in November 2002, several shareholder derivative actions were filed in the Superior Court of the State of California for the County of Santa Barbara.  In early 2003, additional shareholder derivative actions were filed in the U.S. District Court in Los Angeles.  All of these derivative actions were brought by certain Tenet shareholders on behalf of and for the benefit of Tenet against certain members of the company’s board and senior management.  The suits alleged breach of fiduciary duty, mismanagement, unjust enrichment and other causes of action.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2004, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.